CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), which is made by and between PerkinElmer, Inc. (the “Company”) and E. Kevin Hrusovsky (the “Consultant”), effective as of the 10th day of May, 2013.

W I T N E S S E T H T H A T:

WHEREAS, the Consultant possesses certain managerial and technical expertise; and

WHEREAS, the Company desires to avail itself of such expertise in connection with certain of its business activities and the Consultant is willing to advise the Company;

NOW, THEREFORE, for good and valuable consideration and intending to be legally bound by the terms hereof, the parties agree as follows:

1.    Consulting Services. During the period commencing on June 1, 2013, and continuing in effect through May 31, 2014, unless earlier terminated in accordance with Paragraph 6 (the “Term”), the Consultant will consult with representatives of the Company in an advisory capacity. Specifically, but without limitation, the Consultant will provide the Services (the “Services”) in connection with strategic and business development activities and advice, and will make himself available to provide such Services for up to 8 hours per week on average over a one month period during the Term.

2.    Compensation. As compensation for the Services hereunder, the Consultant will receive payment of $20,833 per month during the Term. Further, the Consultant will be reimbursed for any pre-approved expenses incurred in connection with the Services. This shall be the entire compensation of the Consultant under this Agreement and the Consultant shall not be entitled to any other compensation or payment whatsoever, specifically including, but without limitation, any sharing of revenue, profit or fee earned from any customer of the Company. The total of payments to the Consultant hereunder, including for Services rendered but excluding any reimbursement of expenses, shall not exceed $250,000 without the prior written consent of the Company.

3.    Invoices. The Consultant shall submit an invoice at the end of each calendar month during which he has performed Services. His invoices will provide reasonable detail about the place, date and nature of Services performed and shall fully describe travel and other expenses for which reimbursement is sought, using a format approved by, or, at the Company's option, supplied by the Company. The Company will pay all amounts properly due within thirty (30) days of its receipt of invoices.

4.    Relationship of Parties; Insurance. In performing the Services hereunder, the Consultant (including any other consultants, assistants or agents engaged in performing the Services by the Consultant with the prior consent of the Company) will be an independent contractor and will not be or be deemed to be an agent or employee of the Company. The Consultant will be fully responsible for the acts and omissions of himself and his employees and agents, and for all taxes and insurance coverage applicable to his employees and agents, if any. If the Consultant has employees engaged in the performance of Services hereunder, then the Consultant shall maintain workers compensation and employer's liability insurance in the amounts required by the states where Services are performed. The Consultant agrees to indemnify, defend and hold the Company harmless from any and all claims which arise from or relate to the negligent acts or omissions of the Consultant. The Company agrees to indemnify, defend and hold the Consultant harmless from any and all claims which arise from or relate to the negligent acts or omissions of the Company.

5.    Confidentiality. In the course of performing Services hereunder, the Consultant may receive or be given access to confidential business and technical information including information which could be deemed to be “insider information” under the federal securities laws (such information being hereinafter referred to as “Proprietary Information”). Such Proprietary Information may include data with respect to cost and pricing data, business development plans and approaches, Company history on other projects, revenues and finances of the Company, and product development. For a period beginning on the date of his receipt of an item of Proprietary Information and ending on the third anniversary of his receipt of such item, the Consultant shall not make commercial use of such Proprietary Information or disclose the same to any person or entity (during the Term or afterward) unless such use or disclosure is authorized in writing by the Company, or unless such knowledge or information:

(a)	Is now or hereafter becomes known or available to the general public through no breach of this Agreement;

(b)
Is already known to the Consultant at the time of receiving such Proprietary Information or is independently developed by the Consultant without reference to the Proprietary Information, as demonstrated by adequate proof provided to the Company;

(c)	Is hereafter furnished to the Consultant by a third party without breach by such third party of any obligation of confidentiality;

(d)	Is permitted to be disclosed by the prior written consent of the Company;

(e)	Is disclosed by the Company to a third party without restriction; or

(f)
Is required to be disclosed by an order of a governmental agency, legislative body or court of competent jurisdiction (hereinafter “the Authority”); provided, however, that if the Consultant is requested or required by the Authority to disclose any of the Proprietary Information, then the Consultant will provide the Company with immediate notice of such request or requirement. The Company may, at its own expense, then either seek appropriate protective relief from all or part of such request or requirement, or waive compliance by the Consultant with the non-disclosure restrictions of this Agreement with respect to all or part of such request or requirement. Notwithstanding the foregoing, should the Company seek but fail to secure protective relief, the disclosure provision of this subsection (f) shall apply to permit the Consultant to comply with the order objected to.

All physical embodiments of Proprietary Information (including any reproductions thereof made by the Consultant) will remain the property of the Company. The Consultant shall keep the same in his custody and control and, at the expiration of this Agreement, will return the same to the Company. The Consultant shall require his employees providing Services under this Agreement to read this Agreement carefully and agree to be bound by the terms of this Paragraph 5.

6.    Termination. This Agreement may be terminated at any time by either party by giving thirty (30) days' prior written notice to the other party. In the event of termination before the end of the Term, the Consultant will be entitled to payment for Services performed and reimbursement of expenses properly incurred prior to the effective date of termination, unless the Consultant is terminated for a material breach of this Agreement. Notwithstanding the termination or expiration of this Agreement, the provisions of Paragraphs 2, 4, 5, 7, 9 and 12 will survive.

7.    Notices. Any notice required or permitted hereunder shall be given in writing and delivered: a) by fax transmission confirmed by the recipient, or b) by certified mail, return receipt requested, postage prepaid, addressed as set forth below, or c) by overnight courier, with confirmation provided by the courier, or (d) by personal service made on the individual named below for the purposes of service, with a receipt obtained from such person. Notice shall be directed as follows:

If to the Company:	If to Consultant:

PerkinElmer, Inc.	E. Kevin Hrusovsky
940 Winter Street	[Street Address]
Waltham, MA 02451	[City, Town Zip Code]
Attention: General Counsel	Tel.: (xxx) xxx xxxx
Tel.: (781) 663-5775	Fax:
Fax: (781) 663-5970

A notice given by mail will be deemed given at the close of business five business days after the date of mailing indicated on the official U.S. Postal Service receipt, upon actual receipt, or upon refusal of delivery, whichever first occurs. Notice given by fax, courier or by personal service will be deemed given upon receipt. A party may change such party's address for notices by giving notice of the change to the other party in the manner aforesaid.

8.    Non-Assignment. This Agreement will be binding upon and inure to the benefit of the Consultant and Company and their respective successors, permitted assigns, heirs, executors and legal representatives, but may not be assigned by either party without the prior, written consent of the other. Neither the Consultant nor his successors, permitted assigns, heirs, executors or legal representatives, will have the power to transfer, assign, mortgage or otherwise encumber in advance any of the payments provided for in this Agreement, although he or they, as the case may be, will be entitled to receive, upon reasonable determination of such person's authority, any moneys due for past Services or expenses properly incurred by the Consultant. Except as provided in the previous sentence, no Company funds will be subject to seizure for the nonpayment of any debts, judgments or liabilities of the Consultant. Without prior written consent from the Company, the Consultant will utilize only those individuals mentioned by name in Exhibit A in the performance of the Services, except for clerical assistants performing clerical duties. To effectuate the foregoing, Consultant may update Exhibit A and resubmit it to the Company for further consent should the circumstances of the project elicit such updates.

9.    Rights in Work Product. All work product, inventions, works of authorship, reports, summaries, and other writings or drawings, however embodied, which are developed by the Consultant (including any assistants or agents performing Services hereunder through the Consultant) in performing the Services, will be the property of the Company and the Company will be the proprietor of the entire right, title and interest in and to all common law and statutory intellectual property rights therein. Since the Services will concern assisting the Company in a highly-competitive field, the Consultant shall not, in any manner whatsoever, disclose to a third party or use for his own account, any work product created under this Agreement.

10.    No Waiver. Failure to insist upon strict compliance with any of the terms, conditions, covenants, and agreements of this Agreement in any particular instance will not be deemed a waiver of such term, condition, covenant or agreement in any other instance. If any provision of this Agreement is determined to be illegal or unenforceable by a court or agency of competent jurisdiction, such provision will be deemed deleted from this Agreement, but the Agreement, as so amended, will remain in full force and effect.

11.    Consent. Whenever the permission or consent of either the Consultant or the Company is required or permitted under this Agreement, such permission or consent will not unreasonably be withheld, delayed or made subject to any condition not specifically provided for in this Agreement. A refusal by the Company to consent to a disclosure of Proprietary Information by the Consultant or to his assignment of this Agreement will not be deemed to be unreasonable.

12.    Entire Agreement. This Agreement expresses the entire understanding and agreement of the parties with respect to the engagement of the Consultant by the Company for the purposes of this Agreement, and supersedes all prior agreements and discussions concerning the consulting engagement, whether oral or written. The Consultant represents that no fee is due to any agency or individual retained by him to secure this Agreement. This Agreement may not be altered or amended except by a written instrument executed by both parties, and will be governed by and in accordance with the laws of the Commonwealth of Massachusetts. In the event a dispute arises between the parties concerning the Agreement, the parties agree to mediate the dispute before a JAMS mediator mutually agreed to by the parties. Should the mediation fail to resolve the dispute, the trial court of Middlesex County, Massachusetts shall have exclusive jurisdiction as to any subsequent litigation between the parties.

13.    Captions. The paragraph headings in this Agreement are provided for convenience of reference only; are not part of the substance of this Agreement; and will not be relied upon in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be executed as of the day and year first above written.

PerkinElmer, Inc.

By:_/s/ John R. Letcher

Title: Senior Vice President, Human Resources

Consultant

_/s/ E. Kevin Hrusovsky
E. Kevin Hrusovsky